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                                                                  EXHIBIT (12)-4

                         NORTHERN POWER WISCONSIN CORP.
                  STATEMENT OF COMPUTATION OF PRO FORMA RATIOS
    OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS TO FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS
                                  (UNAUDITED)

                                                                       YEAR ENDED DECEMBER 31           12 MONTHS
                                                                -------------------------------------     ENDED
                                                                   1992         1993         1994        6/30/95
                                                                -----------  -----------  -----------  -----------
                                                                              (THOUSANDS OF DOLLARS)
Net Income*...................................................  $   127,564  $   171,904  $   173,022  $   169,248
Income Taxes..................................................       67,503      107,743      108,422      103,465
                                                                -----------  -----------  -----------  -----------
Pretax Income.................................................      195,067      279,647      281,444      272,713
Fixed Charges:
Interest on Long-Term Debt....................................       85,695       85,792       71,397       80,487
Amortization of Debt Premium, Discount and Expense............        2,076        2,523        4,148        4,380
Other Interest Expense........................................        3,903        3,854       11,619       14,161
                                                                -----------  -----------  -----------  -----------
Total Fixed Charges...........................................       91,674       92,169       87,164       99,028
                                                                -----------  -----------  -----------  -----------
Earnings Before Income Taxes and Fixed Charges................  $   286,741  $   371,816  $   368,608  $   371,741
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------
Ratio of Earnings to Fixed Charges............................         3.1x         4.0x         4.2x         3.8x
Preferred Stock Dividend Requirements
  Amount not tax deductible...................................  $    15,764  $    14,184  $    11,968  $    12,182
  Ratio of pretax income to net income........................         1.54         1.62         1.55         1.54
                                                                -----------  -----------  -----------  -----------
                                                                     24,277       22,978       18,550       18,760
  Amount tax deductible.......................................          408          396          396          396
                                                                -----------  -----------  -----------  -----------
Total Preferred Stock Dividend Requirements...................       24,685       23,374       18,946       19,156
Fixed Charges.................................................       91,674       92,169       87,164       99,028
                                                                -----------  -----------  -----------  -----------
Fixed Charges and Preferred Stock Dividend Requirements.......  $   116,359  $   115,543  $   106,110  $   118,184
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------
Ratio of Earnings to Fixed Charges and Preferred Stock
 Dividends....................................................         2.5x         3.2x         3.5x         3.1x

* Reflects income from continuing operations before accounting changes and before preferred stock dividend requirements.